Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH CORPORATION ANNOUNCES FIRST QUARTER FISCAL 2015 RESULTS

San Diego, CA – May 7, 2015 – Turtle Beach Corporation (NASDAQ: HEAR), the leading-edge audio technology company, today announced financial results for the first quarter ended March 31, 2015.

Highlights & Developments:

•	Reported net revenue of $19.7 million, toward the high-end of the guidance range of $18 to $20 million.

•	Strengthened leadership team with the addition of several consumer audio and hearing healthy industry veterans.

•	Produced six of the top 10 gaming headsets when measured by dollar share in the U.S. during the first quarter.

•	Won “Best Peripherals and Accessories Brand” honors for second year in a row, third time in four years, at UK Video Game Industry’s MCV Awards 2015.

•	Further increased intellectual property asset base to 44 patents issued and 87 patents pending.

“Our first quarter results on an operating basis were in-line with our expectations,” said Juergen Stark, Chief Executive Officer, Turtle Beach Corporation. “Our performance versus guidance was driven by sales of our Xbox One and PlayStation®4 headsets, several of which feature first-and-only innovations, offset by declining demand for previous generation products. This dynamic will continue to shape our top-line until the next generation console user base surpasses the previous generation later this year. Despite this near-term headwind, we are confident that our audio engineering and product development expertise, leading placement at retail, and strong brand affinity among the gaming community have us well positioned to benefit from the positive industry trends expected in the coming years from the console transition cycle. At the same time, we expect the launch of our HyperSound® Healthcare product scheduled for later this year to provide another exciting growth vehicle for the future.”

First Quarter Review

Net revenue in the first quarter was $19.7 million compared to $38.3 million a year ago. The lower comparative revenue was due to the industry-leading launch and initial sell-in of our Xbox One compatible headsets in the first quarter of last year. First quarter 2015 net revenue was toward the high-end of the guidance range provided on our last earnings call of $18 million to $20 million driven by strong consumer response to the Company’s Xbox One and PlayStation 4 compatible headsets, partially offset by a decline in sales of previous generation headsets.

Gross profit for the first quarter was $3.1 million, compared to $12.3 million in the same period in 2014. Gross margin was 15.8% in the first quarter of 2015, including the impact of $1.5 million of reserves for products associated with multiple legacy license agreements that the Company has decided not to renew. Excluding this cost, gross margin during the first quarter would have been 23.3% compared to 32.1% reported in the first quarter of 2014. Gross margin during the first quarter of 2014 was abnormally high due to the initial sell-in of Xbox One compatible headsets.

Turtle Beach Corporation Announces First Quarter Fiscal 2015 Results

Operating expenses for the first quarter were $15.7 million compared to $16.8 million in the same period in 2014. The decrease in operating expenses was primarily attributable to lower business transaction costs compared with a year ago, partially offset by higher costs associated with additional headcount, increased severance costs, and investments in personnel and product development of the Company’s HyperSound technology.

The Company reported a net loss for the first quarter of ($10.6) million, or ($0.25) per diluted share based on 42.0 million average shares outstanding, compared to net loss of ($2.9) million or ($0.09) per diluted share based on 33.7 million average shares outstanding in the same period a year ago. Excluding the $1.5 million of legacy license agreements related reserves and $0.6 million of unexpected declines due to changes in foreign current exchange rates, first quarter 2015 net loss was ($8.5) million, or ($0.20) per diluted share, in-line with guidance of ($9.5) million to ($7.5) million.

Adjusted EBITDA (as defined below) for the headset business totaled approximately ($6.6) million in the first quarter compared to $4.8 million in the first quarter of 2014. Adjusted EBITDA on a consolidated basis was ($9.7) million, reflecting investments of approximately $3.1 million in the HyperSound business during the quarter. Excluding the $1.5 million of legacy license agreements related reserves and $0.6 million of unexpected declines due to changes in foreign current exchange rates, adjusted EBITDA on a consolidated basis was ($7.6) million, in-line with guidance of ($9.0) million to ($7.0) million.

Balance Sheet Review

The Company ended the first quarter with approximately $2.1 million in cash and cash equivalents. This compares to cash and cash equivalents of $7.9 million as of December 31, 2014 and $5.6 million on the same date a year ago. As of March 31, 2015, the Company had cash, cash equivalents and available borrowings under its credit facility totaling $3.6 million.

As of March 31, 2015 outstanding debt was $23.2 million, a 55.5% decrease from $52.2 million on the same date a year ago and a 47.8% decrease compared to $44.6 million on December 31, 2014. The debt consisted of $15.5 million of borrowings under the Company’s credit facility and a $7.7 million term loan. Following the end of the quarter, on April 24, 2015, the Company announced it issued a $5.0 million subordinated note to SG VTB Holdings, LLC. Total inventory as of March 31, 2015 was $36.2 million a 12.9% decrease from $41.6 million on the same date a year ago and a 5.7% decrease compared to $38.4 million on December 31 2014.

Outlook

For the second quarter 2015, the Company expects net revenue for our headset business to be in the range of $23 million to $25 million, which would represent a 7.6% increase over the same period a year ago at the mid-point of the range. Net loss for the second quarter is projected to be between ($7.5) million and ($9.5) million and adjusted EBITDA is expected to be between a loss of ($7.0) million to ($9.0)

Turtle Beach Corporation Announces First Quarter Fiscal 2015 Results

million which includes approximately $4 million in planned HyperSound investment. Second quarter 2015 net loss and EBITDA projections also include headset supply chain investments during the quarter that are expected to benefit gross margins starting in the second half of 2015.

For the full year 2015, the Company still expects headset revenue to be approximately flat compared to 2014. As a reminder, this projection is highly dependent on the projected rate of growth of the Company’s next generation headsets versus the decline of its previous generation headsets and the potential negative impact of the strong U.S. Dollar. Adjusted headset EBITDA margins are still expected to be in the 8% to 9% range compared to 6.5% in 2014 with gross margins improving into the low 30 percent range. On an adjusted EBITDA level, the Company is managing its net investment in HyperSound not to exceed $9 million in 2015, consistent with prior guidance.

Investor Presentation

The Company also announced it has posted an updated investor presentation on its corporate website that can be accessed at http://corp.turtlebeach.com/investor-relations.

Conference Call Details

Turtle Beach Corporation CEO, Juergen Stark, and CFO John Hanson will host a conference call and simultaneous webcast to discuss the first quarter 2015 financial results and review the Company’s outlook for the second quarter and full year 2015 today, May 7, 2015 at 1:30 p.m. PDT / 4:30 p.m. EDT.

To participate in the conference call, investors should dial (877) 303-9855 (domestic) or (408) 337-0154 (international), and provide the pass code 34459650, 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed at www.turtlebeachcorp.com. An archive of the webcast will be available on the Company’s website for approximately one year, and a recorded replay of the call will be available for one week at (855) 859-2056 and (404) 537-3406 and entering conference ID number 34459650.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including Adjusted EBITDA that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain special items that we believe are not representative of core operations. Please see a reconciliation of GAAP results to Adjusted EBITDA, which is included below for the three months ended March 31, 2015 and 2014.

We have not reconciled our Adjusted EBITDA outlook for the second quarter and full year 2015 to our net loss outlook for the same periods because certain items that would impact interest expense, provision for income taxes and stock-based compensation, which are reconciling items between net loss

Turtle Beach Corporation Announces First Quarter Fiscal 2015 Results

and Adjusted EBITDA, cannot be reasonably predicted. Similarly, we have not reconciled our constant currency sales outlook for the full year 2015 to net revenue because applicable foreign currency exchange rates cannot be reasonably predicted. Accordingly, reconciliation of Adjusted EBITDA outlook to net loss outlook for the second quarter of and full year 2015, and of constant currency sales outlook to net revenue outlook for the full year 2015, is not available without unreasonable effort.

About Turtle Beach Corporation

Turtle Beach Corporation (www.turtlebeachcorp.com) designs leading-edge audio products for the consumer, commercial and healthcare markets. Under the Turtle Beach brand (www.turtlebeach.com), the Company markets a wide selection of quality gaming headsets catering to a variety of gamers’ needs and budgets, for use with video game consoles, including officially licensed headsets for the Xbox One and PlayStation 4, as well as for personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The Company’s shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward looking statements are based on management’s statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, the substantial uncertainties inherent in acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company any is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

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All trademarks are the property of their respective owners.

For Investor Information, Contact:	For Media Information, Contact:
Joshua Weisbord	Julia Young
Sr. Director, Investor Relations	Account Director
Turtle Beach Corp.	ICR, Inc.
908.768.4928	646.277.1280
joshua.weisbord@turtlebeach.com	julia.young@icrinc.com

Turtle Beach Corporation Announces First Quarter Fiscal 2015 Results

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 1.

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,141	$7,908
Accounts receivable, net	15,448	61,059
Inventories	36,201	38,400
Deferred income taxes	8,343	4,930
Prepaid income taxes	1,482	1,482
Prepaid expenses and other current assets	4,106	3,818

Total Current Assets	67,721	117,597
Property and equipment, net	5,922	6,722
Goodwill	80,974	80,974
Intangible assets, net	39,473	39,726
Deferred income taxes	1,128	1,128
Other assets	920	821

Total Assets	$196,138	$246,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facilities	$15,538	$36,863
Term loan	2,564	1,923
Accounts payable	20,112	35,546
Other current liabilities	9,617	14,525

Total Current Liabilities	47,831	88,857
Term loan, long-term portion	5,128	5,769
Series B redeemable preferred stock	15,212	14,916
Deferred income taxes	648	648
Other liabilities	5,582	5,592

Total Liabilities	74,401	115,782

Commitments and Contingencies
Stockholders’ Equity

Common stock, $0.001 par value - 50,000,000 shares authorized; 42,132,551 and 42,027,991 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	42	42
Additional paid-in capital	129,555	128,084
Retained earnings (accumulated deficit)	(7,304)	3,289
Accumulated other comprehensive income (loss)	(556)	(229)

Total Stockholders’ Equity	121,737	131,186

Total Liabilities and Stockholders’ Equity	$196,138	$246,968

Turtle Beach Corporation Announces First Quarter Fiscal 2015 Results

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 2.

	Three Months Ended
	March 31, 2015	March 31, 2014
Net Revenue	$19,689	$38,288
Cost of Revenue	16,573	26,012

Gross Profit	3,116	12,276

Operating expenses:
Selling and marketing	7,746	7,000
Research and development	2,854	1,998
General and administrative	4,740	3,573
Business transaction costs	—	4,228
Restructuring charges	325	—

Total operating expenses	15,665	16,799

Operating loss	(12,549)	(4,523)
Interest expense	784	4,240
Other non-operating expense (income), net	628	(25)

Loss before income tax benefit	(13,961)	(8,738)
Income tax benefit	(3,368)	(5,832)

Net loss	$(10,593)	$(2,906)

Net loss per share:
Basic	$(0.25)	$(0.09)
Diluted	$(0.25)	$(0.09)
Weighted average number of shares:
Basic	42,039	33,715
Diluted	42,039	33,715

Turtle Beach Corporation Announces First Quarter Fiscal 2015 Results

Turtle Beach Corporation

Net Loss to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 3.

	Three Months Ended March 31, 2015
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$19,689	$—	$—	$—	$—	$19,689
Cost of Revenue	16,573	(56)	(14)	(218)	—	16,285

Gross Profit	3,116	56	14	218	—	3,404

Operating Expense	15,665	(1,529)	(208)	(1,107)	(325)	12,496

Operating loss	(12,549)	1,585	222	1,325	325	(9,092)

Interest expense	784
Other non-operating expense, net	628					628

Loss before income tax benefit	(13,961)
Income tax benefit	(3,368)

Net loss	$(10,593)			Adjusted EBITDA		$(9,720)

	Three Months Ended March 31, 2014
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net Revenue	$38,288	$—	$—	$—	$—	$38,288
Cost of Revenue	26,012	(54)	(6)	(30)	—	25,922

Gross Profit	12,276	54	6	30	—	12,366

Operating Expense	16,799	(1,760)	(231)	(1,019)	(4,228)	9,561

Operating loss	(4,523)	1,814	237	1,049	4,228	2,805

Interest expense	4,240
Other non-operating income, net	(25)					(25)

Loss before income tax benefit	(8,738)
Income tax benefit	(5,832)

Net loss	$(2,906)			Adjusted EBITDA		$2,830

(1)	Other includes Restructuring charges of $325 for the three months ended March 31, 2015 and Business transaction costs of $4,228 for the three months ended March 31, 2014.